 As filed with the Securities and Exchange Commission on April 28, 2023

Registration No. 333-156075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIPRISE FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	13-3180631

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

 1099 Ameriprise Financial Center

Minneapolis, Minnesota

(Address of Principal Executive Offices)

55474

(Zip Code)

Ameriprise Financial 2008 Employment Incentive Equity Award Plan
(Full Title of the Plan)

Heather Melloh

Executive Vice President and General Counsel
1099 Ameriprise Financial Center
Minneapolis, Minnesota 55474
(Name and Address of Agent for Service)

(612) 671-3131
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-156075) (the “Registration Statement”) filed by Ameriprise Financial, Inc. (the “Company”) with the Securities and Exchange Commission on December 11, 2008. The Registration Statement registered an aggregate of 6,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), to be issued pursuant to the Company’s 2008 Employment Incentive Equity Award Plan (the “2008 Plan”).

On February 23, 2023, the Company terminated the 2008 Plan, and there were no awards outstanding under the 2008 Plan at such time. This Post-Effective Amendment hereby deregisters all shares of Common Stock that were previously registered pursuant to the Registration Statement that remained unsold under the Registration Statement and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 28th day of April, 2023.

AMERIPRISE FINANCIAL, INC.

/s/ Wendy B. Mahling
Wendy B. Mahling

Senior Vice President – Corporate Secretary & Securities and Corporate Law

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.